Exhibit 10.2

IEC Electronics Corp.

Summary of 2012 Management Incentive Plan (“2012 MIP”)

The 2012 MIP is a cash incentive plan which links awards to performance results and is designed to provide cash incentive awards (“Awards”) to the executive officers (the “Participants”) of the Company: the Chief Executive Officer (the “CEO”), the President, and the Executive Vice President of Operations (“EVP”). The Company’s CFO is not eligible for Awards under the 2012 MIP. The 2012 MIP was finalized by the Compensation Committee on May 23, 2012.

A precondition for payment of all Awards is achievement of a threshold minimum level of company-wide Net Income Before Taxes and Incentives (“Plan Threshold”). For purposes of the MIP, non-operating events such as acquisition escrow clawbacks are excluded from calculation of Net Income. The Plan Threshold for fiscal 2012 is $9,000,000.

If the Plan Threshold is met, each Participant is eligible to receive an Award, if any, determined on the basis of the degree of achievement of certain specified corporate level fiscal year performance objectives (“Performance Goals”). For fiscal 2012, Performance Goals based upon the following measurements were established:

(i) Net Income Before Taxes and Incentives (applicable to all Participants based on company-wide results),

(ii) Sales (for the CEO based on company-wide results, and for the President and EVP, based upon respective divisional results), and

(iii) Cash Flow from Operations (applicable only to the CEO based on company-wide results).

The Compensation Committee has assigned a weighting factor, varying from 25% to 50%, to each Performance Goal for each Participant, with the total of the weighting factors for each Participant being 100%.

In addition to the Plan Threshold, the Compensation Committee has established:

(i) minimum plan entry performance levels for each Performance Goal for each Participant (“Performance Goal Minimum(s)”), set at a level in excess of prior fiscal year achievement to assure that stockholders receive the first portion of the benefit of increased value, and

(ii) a target goal (the “Target”) for each Performance Goal for each Participant based on the Company budget.

If all Performance Goals are achieved by each respective Participant at the Target level, Awards will be earned by that Participant equal to the following percentages of base salary: (i) for the CEO - 60%, (ii) for the President – 55%, and (iii) for the EVP – 55%. If, with respect to any Participant Performance Goal, less than the applicable Target, but at least the Performance Goal Minimum, is achieved, a payment less than the Target Award will be paid to the applicable Participant, pro rated between a payment of 10% of base salary applicable to achievement at exactly all Performance Goal Minimums and such Participant’s potential Target Award. If the Target for a Participant Performance Goal is surpassed, the Target Award will increase pro rata up to a cap of 200% of the Target level Award. No Award will be made with respect to a Performance Goal if the applicable Performance Goal Minimum is not achieved.

After the end of the fiscal year, the Compensation Committee will determine the extent to which the Performance Goals have been achieved by each respective Participant and will calculate the amount of the Award to be paid to each (the “Calculated Award”). However, (i) based on his evaluation of the President’s or EVP’s performance, the CEO may recommend that the Calculated Award for that Participant be modified by plus or minus up to 25%, and (ii) the Compensation Committee may recommend that the Calculated Award for the CEO be modified by plus or minus up to 25%. All modifications to a Calculated Award for any Participant must be approved by the Compensation Committee. Additionally, any modification to the Calculated Award for the CEO must be approved by the independent members of the Board of Directors. Use of the modification factor is not expected to be an annual event, but is to be used sparingly, when the actual results achieved, whether positive or negative, are not appropriately reflected in the Calculated Award.

The Compensation Committee reserves the right in its discretion to modify categories or goals. Among others, the Performance Goals set forth in the 2012 MIP are based upon the organic growth of the Company and do not reflect the impact of any acquisitions. The Compensation Committee will separately review the impact of acquisitions, if any.

Payment of any Award to a Participant will be made within fifteen (15) days after receipt by the Company of the audited financial statements for fiscal 2012. In order to receive an Award, a Participant must be an employee of the Company on the date such Award is to be paid.